DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this "Agreement") is entered into as of August 19, 2026 (the "Effective Date"), by and between InnSuites Hospitality Trust, an Ohio business trust (the "Trust" or the "Company"), and Rare Earth Financial, LLC, an Arizona limited liability company ("Creditor"). The Company and Creditor are sometimes referred to individually as a "Party" and collectively as the "Parties."

RECITALS

A. The Company, Creditor, and certain affiliates have been parties to a series of demand/revolving line of credit/promissory note arrangements and related approvals, amendments, addenda, and advance records, including documents dated January 1, 2012, July 1, 2014, June 19, 2017, December 30, 2020, November 21, 2025, November 26, 2025, and such related advance schedules, repayment records, accounting records, and payoff or balance confirmations as are identified on Exhibit A attached hereto (collectively, the "Historical Credit Documents").

B. The parties desire to convert only the portion of the indebtedness under the Historical Credit Documents that constitutes bona fide indebtedness owed directly by the Company to Creditor, is supported by the Company's books and records and the supporting documentation identified on Exhibit A, and is confirmed by the Company's Chief Financial Officer and management based on the Company's books and records.

C. The Company and Creditor desire to confirm that, as of the Effective Date, the unpaid obligations owing directly by the Company to Creditor and eligible for conversion under this Agreement equal $3,000,000, consisting of $3,000,000 principal, $0 accrued interest, and $0 other amounts, as further described on Exhibit A attached hereto (the "Converted Debt").

D. The Company has received written notice from NYSE American LLC ("NYSE American") that the Company is not in compliance with Section 1003(a)(i) of the NYSE American Company Guide because the Company reported a stockholders' deficit of approximately $(921,921) as of April 30, 2026 and losses from continuing operations and/or net losses in two of its three most recent fiscal years ended January 31, 2026.

E. The Company is evaluating and implementing actions intended to increase stockholders' equity and support its plan to regain compliance with the continued listing standards of NYSE American.

F. Creditor is owned or controlled by James F. Wirth and members of his family. Mr. Wirth is the President and Chief Executive Officer of the Company and is a trustee and significant shareholder of the Company. Accordingly, the transactions contemplated by this Agreement constitute a related-party transaction.

G. Subject to the terms and conditions of this Agreement, the Company and Creditor desire to convert the Converted Debt into restricted shares of beneficial interest, without par

value, of the Company (the "Shares"), and to cancel the Converted Debt only to the extent converted pursuant to this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Definitions.

"**Conversion**" means the conversion of the Converted Debt into Shares pursuant to this Agreement.

"**Conversion Price**" means $1.64 per Share, which represents the official closing price of the Shares on NYSE American on August 18, 2026, the pricing date approved or confirmed for purposes of the Conversion.

"**Converted Debt**" has the meaning set forth in Recital C and Exhibit A.

"**Exchange Cap**" means 19.99% of the number of Shares outstanding immediately before the Conversion, calculated in accordance with applicable NYSE American rules, unless shareholder approval is obtained or NYSE American confirms that shareholder approval is not required for a greater issuance.

"**Excess Debt**" means any portion of the Converted Debt that is not converted into Shares because of the Exchange Cap or any other limitation under this Agreement, applicable law, or NYSE American rules.

"**Excluded Affiliate Debt**" means any debt, payable, obligation, advance, intercompany balance, offset, or other amount owed by or to any affiliate of the Company, including Tucson Hospitality Properties, LLLP, Albuquerque Suite Hospitality, LLC, RRF LLLP, InnSuites Hotels Inc., or any other affiliate, unless such amount is expressly identified on Exhibit A as a direct obligation of the Company owed to Creditor and has been approved for inclusion in the Converted Debt in accordance with this Agreement.

2. Acknowledgment of Converted Debt.

(a) Acknowledgment. Subject to completion of Exhibit A and satisfaction of the conditions set forth in this Agreement, the Company and Creditor acknowledge that the Converted Debt represents bona fide indebtedness owed directly by the Company to Creditor, and not indebtedness of any affiliate of the Company or any other person.

(b) Supporting Schedule. Exhibit A shall include a schedule identifying the Note, each amendment to the Note, each advance, each repayment, each offset, any accrued interest or other amounts included in the Converted Debt, and the total amount to be converted. The Company shall not be obligated to close the Conversion unless Exhibit A is completed to the Company's satisfaction and reconciles to the Company's books and records. Exhibit A shall separately identify and exclude all Excluded Affiliate Debt. The Company shall not be obligated to close the Conversion unless Exhibit A has been completed, reconciles to the Company's books and records, and is satisfactory to the Company, the disinterested trustees or applicable committee, the Company's chief financial officer and management, and counsel. Counsel is

entitled to rely on such management confirmation and is not providing accounting advice or independently verifying the Company's accounting records, the amount of the Converted Debt, or the financial statement effect of the Conversion.

(c) **Creditor Ownership of Debt.** Creditor represents and warrants that:

(i) Creditor is the sole legal and beneficial owner of the Converted Debt;

(ii) the Converted Debt is valid, enforceable, outstanding, and has not been assigned, pledged, sold, participated, subordinated, released, discharged, or otherwise transferred;

(iii) the Converted Debt is free and clear of all liens, claims, participation interests, security interests, offsets, defenses, and encumbrances;

(iv) Creditor has full power and authority to convert and cancel the Converted Debt pursuant to this Agreement; and

(v) upon issuance of the Shares, the Converted Debt shall be cancelled only to the extent converted under this Agreement.

(d) Exclusion of Affiliate Debt. The Converted Debt does not include any Excluded Affiliate Debt. No debt, payable, obligation, advance, intercompany balance, offset, or other amount of any affiliate of the Company shall be converted under this Agreement unless expressly identified on Exhibit A as a direct obligation of the Company owed to Creditor and supported by documentation satisfactory to the Company, the disinterested trustees or applicable committee, the Company's chief financial officer and management, and counsel.

3. Conversion and Issuance of Shares.

(a) Conversion. At the Closing, subject to the terms and conditions of this Agreement, Creditor shall convert that portion of the Converted Debt that may be converted without exceeding the Exchange Cap or violating applicable law, NYSE American rules, or the Company's governing documents into the number of Shares equal to the quotient obtained by dividing such portion of the Converted Debt by the Conversion Price, rounded down to the nearest whole Share.

(b) Issuance of Shares. The Shares shall be issued in book-entry, non-certificated form, unless the Company's transfer agent requires another form of issuance. The Shares shall be restricted securities and shall bear an appropriate restrictive legend or book-entry notation.

(c) Exchange Cap. Notwithstanding anything to the contrary in this Agreement, the Company shall not issue to Creditor, and Creditor shall not be entitled to receive, a number of Shares under this Agreement in excess of the Exchange Cap unless the Company has obtained shareholder approval or NYSE American has confirmed that shareholder approval is not required for the issuance.

(d) Treatment of Excess Debt. If any portion of the Converted Debt is not converted because of the Exchange Cap, NYSE American requirements, shareholder approval requirements, securities law limitations, transfer agent requirements, accounting requirements, or any other limitation, such portion shall constitute Excess Debt and shall remain outstanding under the applicable note or debt instrument unless otherwise agreed by the Parties in a separate written agreement approved in accordance with applicable law, the Company's governing documents, related-party approval procedures, accounting requirements, and NYSE American requirements.

(e) Conversion Price and Cap Calculation. The Parties shall attach as Exhibit B a final calculation showing: (i) the Converted Debt; (ii) the Conversion Price; (iii) the number of Shares outstanding immediately before the Conversion; (iv) the maximum number of Shares issuable under the Exchange Cap; (v) the number of Shares to be issued to Creditor; (vi) the percentage ownership of Creditor and its affiliates before and after the Conversion; (vii) the amount of Converted Debt cancelled at Closing; and (viii) any Excess Debt remaining outstanding after the Conversion.

(f) No Fractional Shares. No fractional Shares shall be issued. Any fractional Share that otherwise would be issuable shall be rounded down to the nearest whole Share, and the value of the fractional Share shall remain outstanding as Excess Debt unless otherwise agreed in writing.

4. Closing.

(a) Closing Date. The closing of the Conversion (the "Closing") shall occur on the Effective Date or on such other date as the Parties may agree in writing, but only after satisfaction or written waiver of the conditions set forth in Section 5.

(b) Closing Certificate. At Closing, an authorized officer of the Company, other than Mr. Wirth unless otherwise approved by the disinterested trustees, shall deliver a certificate confirming the final Converted Debt, Conversion Price, number of Shares outstanding immediately before the Conversion, Exchange Cap calculation, number of Shares issued, amount of Converted Debt cancelled, and amount of Excess Debt, if any.

(c) Closing Deliveries. At the Closing:

(i) the Company shall instruct its transfer agent to issue the Shares to Creditor in book-entry form with appropriate restrictive notation;

(ii) Creditor shall deliver to the Company a cancellation and release of the Converted Debt to the extent converted;

(iii) the Company shall update its books, capitalization records, and related accounting records to reflect the Conversion; and

(iv) the Parties shall cooperate in making any required SEC, NYSE American, Section 16, beneficial ownership, and other filings or notices.

5. Conditions to Closing.

(a) Company Conditions. The Company's obligation to issue the Shares is subject to satisfaction or written waiver by the Company of the following conditions:

(i) Exhibit A and Exhibit B shall have been completed in final form and approved by the Company, the disinterested trustees or applicable committee, the Company's chief financial officer and management, and counsel;

(ii) the Company's Chief Financial Officer and management shall have confirmed in writing that the Converted Debt is valid, is properly recorded as indebtedness of the Company owed directly to Creditor, does not include Excluded Affiliate Debt, and that the Conversion is expected to increase the Company's stockholders' equity for financial reporting purposes;

(iii) approval of this Agreement, the Conversion, the Conversion Price, the Exchange Cap calculation, the issuance of the Shares, and the final Exhibits shall have been obtained from the disinterested trustees or an applicable committee composed solely of disinterested trustees, with Mr. Wirth disclosing his interest and abstaining or recusing himself from the Company's deliberation and approval of the Conversion, except to provide factual information requested by the disinterested trustees or committee;

(iv) NYSE American shall have completed its review of the Company's supplemental listing application or otherwise confirmed that the Conversion may proceed, if such review or confirmation is required;

(v) NYSE American shall have authorized the Company's supplemental listing application and, to the extent required or requested by the Company or counsel, confirmed that the Conversion may proceed using a Conversion Price of $1.64 per Share and the issuance of 1,829,268 Shares;

(vi) the Company shall have confirmed that shareholder approval is not required, or shareholder approval shall have been obtained if required;

(vii) the Company's transfer agent shall have confirmed that the Shares can be issued with appropriate restrictive notation;

(viii) no law, order, NYSE American rule, governmental restriction, or contractual restriction shall prohibit the Conversion;

(ix) the Company shall have completed its analysis of the effect of the Conversion on beneficial ownership, control, related-party transaction disclosure, Section 16

reporting, Schedule 13D or Schedule 13G reporting, and any insider trading policy or blackout restrictions applicable to Creditor, Mr. Wirth, and their respective affiliates; and

(x) all transaction documents executed on behalf of the Company shall have been executed by a non-conflicted officer unless the disinterested trustees have expressly authorized execution by an interested officer.

(b) Creditor Conditions. Creditor's obligation to convert the Converted Debt is subject to the issuance of the Shares in accordance with this Agreement and satisfaction or written waiver by Creditor of the conditions applicable to Creditor under this Agreement.

6. Satisfaction and Cancellation of Converted Debt.

(a) Cancellation to Extent Converted. Upon issuance of the Shares at the Closing, the Converted Debt shall be deemed paid, satisfied, discharged, and cancelled only in an amount equal to the product of (i) the number of Shares actually issued to Creditor multiplied by (ii) the Conversion Price, as set forth in the closing certificate and the debt cancellation and release delivered at Closing.

(b) Excess Debt. Any Excess Debt shall remain outstanding under the Note unless expressly cancelled or otherwise treated pursuant to a separate written agreement approved in accordance with applicable law, the Company's governing documents, and NYSE American requirements.

(c) No Other Release. Except for cancellation of the Converted Debt to the extent converted pursuant to this Agreement, this Agreement does not release or impair any other rights or obligations under the Note or any other agreement unless expressly stated herein.

7. Representations and Warranties of the Company.

(a) Authority. The Company has the requisite trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and, subject to satisfaction of the conditions set forth herein, to issue the Shares.

(b) Authorization. The execution, delivery, and performance of this Agreement and the issuance of the Shares have been or will be duly authorized by all required Company action before Closing.

(c) Valid Issuance. When issued in accordance with this Agreement, the Shares will be duly authorized, validly issued, fully paid, and nonassessable.

(d) No Conflict. The execution and delivery of this Agreement and the consummation of the Conversion do not violate the Company's governing documents or, to the Company's knowledge, any material agreement or law applicable to the Company, except for approvals, filings, or notices contemplated by this Agreement.

(e) Securities Exemption. The Company intends to issue the Shares in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), including Section 4(a)(2) thereof and/or Regulation D thereunder, based in part on Creditor's representations in this Agreement.

(f) SEC Filings. The Company has made available to Creditor its filings with the Securities and Exchange Commission (the "SEC") and other information reasonably necessary for Creditor to evaluate the Conversion.

(g) NYSE American. The Company will comply with applicable NYSE American requirements relating to the Conversion, including any supplemental listing application, notice, or review requirement.

8. Representations and Warranties of Creditor.

(a) Authority. Creditor has the requisite limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to convert and cancel the Converted Debt as provided herein.

(b) Authorization. The execution, delivery, and performance of this Agreement have been duly authorized by all required limited liability company action of Creditor.

(c) Investment Intent. Creditor is acquiring the Shares for its own account, for investment purposes only, and not with a view to, or for resale in connection with, any distribution in violation of the Securities Act or applicable state securities laws.

(d) Accredited Investor. Creditor is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act.

(e) Sophistication and Risk. Creditor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Shares and can bear the economic risk of its investment in the Shares.

(f) Access to Information. Creditor has had access to the Company's SEC filings and such other information as Creditor has requested regarding the Company and the Conversion.

(g) Restricted Securities. Creditor understands that the Shares have not been registered under the Securities Act or applicable state securities laws and may not be sold, transferred, pledged, hypothecated, or otherwise disposed of except pursuant to an effective registration statement or an available exemption from registration. Creditor further agrees that it shall not sell, transfer, pledge, hypothecate, or otherwise dispose of the Shares except in compliance with applicable securities laws, the Company's insider trading policies, any applicable blackout restrictions, transfer agent requirements, and any additional restrictions arising from Creditor's relationship with Mr. Wirth or the Company.

(h) No General Solicitation. Creditor is not acquiring the Shares as a result of any general solicitation or general advertising.

(i) No Registration Rights. Creditor acknowledges that the Company has no obligation to register the Shares for resale unless the Company separately agrees in writing.

(j) No Bad Actor Disqualification. If Regulation D is relied upon, Creditor represents that, to Creditor's knowledge, no person whose status must be considered for purposes of Rule 506(d) under the Securities Act is subject to a disqualifying event under Rule 506(d).

(k) Tax Advice. Creditor acknowledges that the Company has not provided tax advice to Creditor and that Creditor has consulted, or has had the opportunity to consult, its own tax advisors regarding the tax consequences of the Conversion.

9. Restrictive Legend. Any certificate, book-entry notation, or other evidence of the Shares shall bear a restrictive legend or notation substantially in the following form:

> THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THE SHARES ARE SUBJECT TO THE TERMS OF THAT CERTAIN DEBT CONVERSION AGREEMENT DATED AUGUST 19, 2026.

10. Related-Party Transaction.

(a) Acknowledgment of Relationship. Creditor acknowledges that it is an affiliate or related party of James F. Wirth, the Company's President and Chief Executive Officer and a trustee and significant shareholder of the Company.

(b) Company Approval Process. The Company's approval of this Agreement and the Conversion is subject to review and approval by the Board of Trustees, disinterested trustees, audit committee, or another appropriate body of the Company, with Mr. Wirth disclosing his interest and abstaining or recusing himself from the Company's approval of the Conversion, as appropriate.

(c) No Arm's-Length Representation. The Parties acknowledge that this Agreement is being entered into with knowledge of the relationship between Creditor and certain officers, trustees, and shareholders of the Company. Nothing in this Agreement shall be construed as a representation that the Conversion is an arm's-length transaction between unrelated parties.

11. SEC, NYSE American, and Beneficial Ownership Matters.

(a) Company Filings and Disclosures. The Parties acknowledge that the Company may disclose this Agreement and the Conversion in SEC filings, NYSE American submissions, press releases, and other public disclosures as the Company determines to be required or advisable.

(b) Creditor Cooperation. Creditor shall cooperate with the Company and provide information reasonably requested by the Company in connection with any Form 8-K, Form 4, Schedule 13D or Schedule 13G amendment, beneficial ownership report, NYSE American submission, transfer agent instruction, or other filing or disclosure relating to the Conversion.

(c) No Trading While in Possession of Material Nonpublic Information. Creditor acknowledges that it and its affiliates remain subject to applicable federal securities laws, Company policies, and other restrictions concerning trading in the Company's securities while in possession of material nonpublic information.

12. Further Assurances. Each Party shall execute and deliver such additional documents and take such further actions as may be reasonably necessary or advisable to carry out the purposes of this Agreement, including documents required by the Company's transfer agent, NYSE American, the SEC, or applicable law.

13. Notices.

Any notice required or permitted under this Agreement shall be in writing and delivered by personal delivery, nationally recognized overnight courier, certified mail, or email to the addresses set forth below or such other address as a Party may designate by notice:

If to the Company:

InnSuites Hospitality Trust
1730 E. Northern Avenue, Suite 122
Phoenix, Arizona 85020
Attention: Marc Berg, Executive Vice President
Email: mberg@innsuites.com

If to Creditor:

Rare Earth Financial, LLC
1730 E. Northern Avenue, Suite 122
Phoenix, Arizona 85020
Attention: James F. Wirth
Email: jwirth@innsuites.com

14. Miscellaneous.

(a) Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except that the Company may assign this Agreement in connection with a merger, consolidation, reorganization, or sale of substantially all of its assets.

(b) Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard to conflict-of-law principles, except that matters concerning the authorization and issuance of the Shares and the internal affairs of the Company shall be governed by the Company's governing documents and applicable law governing the Company.

(c) Entire Agreement. This Agreement, including the Exhibits attached hereto, constitutes the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior and contemporaneous understandings with respect to such subject matter.

(d) Amendments and Waivers. No amendment or waiver of this Agreement shall be effective unless in writing and signed by the Party against whom enforcement is sought.

(e) Severability. If any provision of this Agreement is held invalid or unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by law.

(f) Counterparts and Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by PDF, electronic mail, or other electronic means shall be effective as original signatures.

(g) Expenses. Except as otherwise agreed in writing, each Party shall bear its own fees and expenses incurred in connection with this Agreement and the Conversion.

(h) No Third-Party Beneficiaries. This Agreement is for the benefit of the Parties and their permitted successors and assigns and does not confer any rights on any other person.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:	**CREDITOR:**
INNSUITES HOSPITALITY TRUST	**RARE EARTH FINANCIAL, LLC**
By: ______________	By: ______________
Name: Marc E. Berg	Name: James F. Wirth
Title: Executive Vice President	Title: Administrative Member

EXHIBIT C

Form of Debt Cancellation and Release

Reference is made to that certain Debt Conversion Agreement dated July 24, 2026, by and between InnSuites Hospitality Trust and Rare Earth Financial, LLC. Capitalized terms used but not defined in this Exhibit C have the meanings given to them in the Agreement.

Effective upon issuance of the Shares at Closing, Creditor acknowledges and agrees that $2,999,999.52 of the Converted Debt is paid, satisfied, discharged, and irrevocably cancelled, representing 1,829,268 Shares issued at a Conversion Price of $1.64 per Share. Creditor acknowledges and agrees that, for administrative convenience, the remaining $0.48 of Excess Debt is hereby waived, released, and cancelled, and no further amount shall remain outstanding with respect to the Converted Debt.

Creditor releases the Company from any obligation to repay the portion of the Converted Debt cancelled pursuant to the Agreement. This release applies only to the portion of the Converted Debt actually converted and cancelled under the Agreement and does not release any Excess Debt or any other obligation unless expressly stated in the Agreement or another written instrument signed by the Parties.

RARE EARTH FINANCIAL, LLC

By: ______________________________
Name: James F. Wirth
Title: Administrative Member

EXHIBIT B

Conversion Price and Exchange Cap Calculation

Item	Amount / Calculation
Converted Debt	$3,000,000
Shares outstanding immediately before Conversion	9,402,834
Exchange Cap percentage	19.99%
Maximum Shares issuable under Exchange Cap	1,879,626
NYSE American official closing price used for Conversion Price	$1.64
Minimum Conversion Price required to convert full Converted Debt without exceeding Exchange Cap	$1.60
Conversion Price	$1.64
Shares issuable at Conversion Price, before rounding	1,829,268.2927
Shares issued at Closing	1,829,268
Converted Debt cancelled at Closing	$2,999,999.52
Excess Debt remaining outstanding, if any	$.48*

Illustrative only: If the Converted Debt is $3,000,000 and the Shares outstanding immediately before Conversion are 9,402,834, then 19.99% of outstanding Shares equals approximately 1,879,626 Shares. The Conversion Price must be sufficient so that the number of Shares issued does not exceed the Exchange Cap unless shareholder approval is obtained or NYSE American confirms that shareholder approval is not required.

**Creditor acknowledges and agrees that, for administrative convenience, the remaining $0.48 of Excess Debt is hereby waived, released, and cancelled, and no further amount shall remain outstanding with respect to the Converted Debt.*

EXHIBIT A

Converted Debt Schedule

This schedule must be completed before Closing and should reconcile the Converted Debt to the Company's books and records, historical note documents, amendments, advance ledger, and any accountant or auditor confirmation.

Document / Advance	**Date**	**Borrower**	**Lender**	**Principal**	**Interest**	**Other Amounts**	**Total Converted**
Demand/Revolving Line of Credit/Promissory Note	Dec. 1, 2014	IHT	REF	$70,000	$0	$0	$70,000
Amendment	Jun. 19, 2017	IHT	REF	$537,616	$0	$0	$537,616
Amendment	Dec. 30, 2020	IHT	REF	$11,000	$0	$0	$11,000
Amendment	Nov. 26, 2025	IHT	REF	$2,012,093	$0	$0	$2,012,093
Amendment / Advances	April-July 2026	IHT	REF	$369,291	$0	$0	$369,291
Total Converted Debt				**$3,000,000**	**$0**	**$0**	**$3,000,000**